As filed with the Securities and Exchange Commission on June 18, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CARIS LIFE SCIENCES, INC.

(Exact name of registrant as specified in its charter)

Texas	85-2077369
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

750 W. John Carpenter Freeway, Suite 800

Irving, TX 75039

(Address of Principal Executive Offices)

Caris Life Sciences, Inc. Amended and Restated 2020 Incentive Plan

Caris Life Sciences, Inc. 2025 Incentive Plan, as Amended and Restated

Caris Life Sciences, Inc. 2025 Employee Stock Purchase Plan, as Amended and Restated

(Full Title of the Plans)

David D. Halbert

Founder, Chairman, and Chief Executive Officer

Caris Life Sciences, Inc.

750 W. John Carpenter Freeway, Suite 800

Irving, TX 75039

(866) 771-8946

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Nathan Ajiashvili Alison Haggerty Samer Zabaneh Latham & Watkins LLP 1271 Avenue of the Americas New York, NY 10020 (212) 906-1200	Gillian Emmett Moldowan Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017 (212) 455-2000	J. Russel Denton Ginger Appleberry Michael R. Sullivan Caris Life Sciences, Inc. 750 W. John Carpenter Freeway, Suite 800 Irving, TX 75039 (866) 771-8946

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Proposed sales to take place as soon after the effective date of the registration statement as awards granted under the above-named plans are granted, exercised and/or distributed.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with or included in this registration statement (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”). These documents and the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

In this registration statement, Caris Life Sciences, Inc. is sometimes referred to as the “Registrant.”

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the SEC are hereby incorporated by reference into this registration statement:

(a)	Amendment No. 2 to the Registrant’s registration statement on Form S-1, filed with the SEC on June 16, 2025 (Registration No. 333-287551), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed;

(b)	the prospectus to be filed by the Registrant with the SEC on or around June 18, 2025 pursuant to Rule 424(b) under the Securities Act, relating to the registration statement on Form S-1, as amended (Registration No. 333-287551); and

(c)	the description of the Registrant’s common stock set forth in the Registrant’s registration statement on Form 8-A (File No. 001-42706), filed by the Registrant with the SEC under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on June 13, 2025, including any amendments or reports filed for the purpose of updating such description.

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing such documents, provided that documents or information deemed to have been furnished and not filed in accordance with the rules of the SEC shall not be deemed incorporated by reference into this registration statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement contained herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Under no circumstances shall any information furnished under Item 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.

See the description of the Registrant’s common stock set forth in the Registrant’s registration statement on Form S-1, as amended (Registration No. 333-287551).

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant is governed by the Texas Business Organizations Code (the “TBOC”). The TBOC permits a corporation to indemnify a director or officer who was, is, or is threatened to be a named defendant or respondent in a proceeding as a result of the performance of his or her duties if such person acted in good faith and, in the case of conduct in the person’s official capacity, in a manner he or she reasonably believed to be in the best interests of the corporation and, in all other cases, that the person reasonably believed his or her conduct was not opposed to the best interests of the corporation and with respect to any criminal action or proceeding, that such person had no reasonable cause to believe his or her conduct was unlawful. Subject to certain exceptions, the TBOC further permits a corporation to eliminate in its charter all monetary liability of the corporation’s directors to the corporation or its shareholders for conduct in performance of such director’s duties, but not for a breach of the director’s duty of loyalty or receipt of an improper benefit. The Registrant’s amended and restated certificate of formation will provide that a director or officer of the corporation will not be liable to the corporation or its shareholders for monetary damages for any act or omission by such person in the performance of his or her duties, except that there will be no limitation of liability to the extent the director or officer has been found liable under applicable law for: (i) breach of the such person’s duty of loyalty owed to the corporation or its shareholders; (ii) an act or omission not in good faith that constitutes a breach of duty of such person to the corporation or that involves intentional misconduct or a knowing violation of the law; (iii) a transaction from which such person received an improper benefit, regardless of whether the benefit resulted from an action taken within the scope of such person’s duties; or (iv) an act or omission for which the liability of such person is expressly provided for by an applicable statute.

Sections 8.101 and 8.103 of the TBOC provide that a corporation may indemnify a person who was, is, or is threatened to be a named defendant or respondent in a proceeding because the person is or was a director only if a determination is made that such indemnification is permissible under the TBOC: (i) by a majority vote of the directors who at the time of the vote are disinterested and independent, regardless of whether such directors constitute a quorum; (ii) by a majority vote of a board committee designated by a majority of disinterested and independent directors and consisting solely of disinterested and independent directors; (iii) by special legal counsel selected by the board of directors or a committee of the board of directors as set forth in (i) or (ii); (iv) by the shareholders in a vote that excludes the shares held by directors who are not disinterested and independent; or (v) by a unanimous vote of the shareholders.

Section 8.104 of the TBOC provides that the corporation may pay or reimburse, in advance of the final disposition of the proceeding, reasonable expenses incurred by a present director who was, is, or is threatened to be made a named defendant or respondent in a proceeding after the corporation receives a written affirmation by the director of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification under Section 8.101 and a written undertaking by or on behalf of the director to repay the amount paid or reimbursed if it is ultimately determined that he or she has not met that standard or if it is ultimately determined that indemnification of the director is not otherwise permitted under the TBOC. Section 8.105 also provides that reasonable expenses incurred by a former director, or a present or former employee, agent, or officer of the corporation, who was, is, or is threatened to be made a named defendant or respondent in a proceeding may be paid or reimbursed by the corporation, in advance of the final disposition of the action, as the corporation considers appropriate.

Section 8.105 of the TBOC provides that, subject to restrictions in its certificate of formation and to the extent consistent with other law, a corporation may indemnify and advance expenses to a person who is not a director, including an officer, employee, or agent of the corporation as provided by: (i) the corporation’s governing documents; (ii) an action by the corporation’s governing authority; (iii) resolution by the shareholders; (iv) contract; or (v) common law. As consistent with Section 8.105, persons who are not directors may seek indemnification and advancement of expenses from a corporation to the same extent that directors may seek indemnification and advancement of expenses from a corporation. Further, the Registrant’s amended and restated certificate of formation and amended and restated bylaws will provide that the Registrant must indemnify its directors and officers to the fullest extent authorized by law. The Registrant is also expressly required to advance certain expenses to its directors and officers, except for claims brought by the Registrant, and carry directors’ and officers’ insurance providing indemnification for the Registrant’s directors and officers for some liabilities.

The Registrant has also entered into, or will enter into prior to the completion of its initial public offering, indemnification agreements with each of its directors and executive officers. The indemnification agreements provide, or will provide, among other things, for indemnification to the fullest extent permitted by the TBOC and the Registrant’s amended and restated certificate of formation and amended and restated bylaws against (i) any and all direct and indirect liabilities and reasonable expenses, including judgments, fines, penalties, interest and amounts paid in settlement of any claim with the Registrant’s approval and reasonable counsel fees and disbursements and (ii) any liabilities incurred as a result of serving as a director, officer, employee, or agent (including as a trustee, fiduciary, partner, or manager or in a similar capacity) of another enterprise or an employee benefit plan at the Registrant’s request. The indemnification agreements also provide for, or will provide for, the advancement or payment of expenses to the indemnitee and for reimbursement to the Registrant if it is found that such indemnitee is not entitled to such indemnification under applicable law and the Registrant’s amended and restated certificate of formation and amended and restated bylaws or the terms of the indemnification agreements.

The Registrant expects to maintain standard policies of insurance that provide coverage (i) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (ii) to the Registrant with respect to indemnification payments that it may make to such directors and officers. The underwriting agreement provides for indemnification by the underwriters of the Registrant and its officers and directors, and by the Registrant of the underwriters, for certain liabilities arising under the Securities Act or otherwise in connection with the Registrant’s initial public offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the Registrant under any of the foregoing provisions, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.
		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed Herewith

3.1	Amended and Restated Certificate of Formation of the Registrant, as amended to date and as currently in effect	S-1/A	333-287551	3.1	June 9, 2025

3.2	Form of Amended and Restated Certificate of Formation of the Registrant, to be effective upon the completion of the Registrant’s initial public offering	S-1/A	333-287551	3.2	June 9, 2025

3.3	Amended and Restated Bylaws, as currently in effect	S-1	333-287551	3.3	May 23, 2025

3.4	Form of Amended and Restated Bylaws of the Registrant, to be effective upon the completion of the Registrant’s initial public offering	S-1/A	333-287551	3.4	June 9, 2025

4.1	Specimen Common Stock Certificate of the Registrant	S-1/A	333-287551	4.1	June 9, 2025

5.1	Opinion of Latham & Watkins LLP					X

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm					X

23.2	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm					X

23.3	Consent of Latham & Watkins LLP (included in Exhibit 5.1)					X

24.1	Power of Attorney (see signature page)					X

99.1	Caris Life Sciences, Inc. Amended and Restated 2020 Incentive Plan	S-1/A	333-287551	10.4(a)	June 9, 2025

99.2	Caris Life Sciences, Inc. 2025 Incentive Plan, as amended and restated					X

99.3	Caris Life Sciences, Inc. 2025 Employee Stock Purchase Plan, as amended and restated					X

107.1	Calculation of Filing Fee Table					X

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement,

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if this registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement, relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on June 18, 2025.

CARIS LIFE SCIENCES, INC.

By:	/s/ David D. Halbert
Name: David D. Halbert
Title: Founder, Chairman, and Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

We, the undersigned officers and directors of Caris Life Sciences, Inc., hereby severally constitute and appoint David D. Halbert and Luke Power, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ David D. Halbert	Founder, Chairman, and Chief Executive Officer	June 18, 2025
David D. Halbert	(Principal Executive Officer)

/s/ Luke Power	Senior Vice President, Chief Financial Officer, and Chief Accounting Officer	June 18, 2025
Luke Power	(Principal Financial and Accounting Officer)

/s/ George H. Poste	Vice Chairman	June 18, 2025
George H. Poste

/s/ Jonathan Knowles	Vice Chairman	June 18, 2025
Jonathan Knowles

/s/ Brian J. Brille	Vice Chairman and Executive Vice President	June 18, 2025
Brian J. Brille

/s/ Peter M. Castleman	Director	June 18, 2025
Peter M. Castleman

/s/ David Fredrickson	Director	June 18, 2025
David Fredrickson

/s/ Joseph E. Gilliam	Director	June 18, 2025
Joseph E. Gilliam

/s/ Jon S. Halbert	Director	June 18, 2025
Jon S. Halbert

/s/ Laura I. Johansen	Director	June 18, 2025
Laura I. Johansen

/s/ Lloyd B. Minor	Director	June 18, 2025
Lloyd B. Minor

/s/ Danny Phillips	Director	June 18, 2025
Danny Phillips

/s/ Jeffrey Vacirca	Director	June 18, 2025
Jeffrey Vacirca